COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
June 30, 1997
(Unaudited)(In thousands, except per share amounts)

                                                                   EXHIBIT 11


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
                                                            Primary               Fully Diluted
                                                             Q-T-D       Y-T-D        Q-T-D         Y-T-D
                                                            -------     -------      --------      -------
Net income                                                  $18,985     $36,329      $18,985       $36,329

Interest expense on convertible
  subordinated debentures                                                                131           239

Tax effect @ 36.50% for the quarter and year to date                                     (48)          (87)
                                                            -------     -------      -------       -------

Net income                                                  $18,985     $36,329      $19,068       $36,481
                                                            =======     =======      =======       =======

Average shares outstanding                                   40,362      40,403       40,362        40,403
Effect of stock options                                         786         828          786           828
                                                            -------     -------      -------       -------
Primary average shares outstanding                           41,148      41,231       41,148        41,231
                                                            -------     -------      -------       -------
Contingent shares:
Addtional effect of stock options                                                         37            96
Convertible subordinated debentures                                                      471           471
                                                                                     -------       -------
Fully diluted average shares outstanding                                              41,656        41,798
                                                                                     -------       -------
Earnings per share:
                                                            -------     -------      -------       -------
Net income                                                  $  0.46     $  0.88      $  0.46       $  0.87
                                                            -------     -------      -------       -------

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